Exhibit 15.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Shell Company Report on Form 20-F of Vast Renewables Limited (formerly known as Vast Solar Pty Ltd) of our report dated September 29, 2023 relating to the financial statements of SiliconAurora Pty Ltd, which appears in the Registration Statement on Form F-4 (File No. 333-272058) of Vast Renewables Limited (formerly known as Vast Solar Pty Ltd). We also consent to the reference to us under the heading “Statement by Experts” in this Shell Company Report on Form 20-F.

/s/ PricewaterhouseCoopers

Sydney, Australia

December 22, 2023